Registration No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________________
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Michigan	38-0837640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
855 East Main Avenue, Zeeland, MI 49464
(Address of principal executive offices and zip code)
__________________________________________
Herman Miller, Inc. 2020 Long-term Incentive Plan
(Full title of the plan)

Jacqueline H. Rice Herman Miller, Inc. 855 East Main Avenue Zeeland, MI 49464	Copies to:	Kimberly Baber Varnum LLP 333 Bridge Street N.W., Suite 1700 Grand Rapids, MI 49504
(Name and address of agent for service)

(616) 654-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock (1)	7,182,670 shares (2)	$37.06	$266,189,750	$29,041.30
(1) This registration statement covers a total of 7,182,670 shares of common stock (“Common Stock”) of Herman Miller, Inc. (the “Company”) issuable under the Herman Miller, Inc. 2020 Long-Term Incentive Plan (the “Plan”).
(2) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.
(3) The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Company’s Common Stock as reported on NASDAQ on December 17, 2020, in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this registration statement by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of the Company’s common stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The Company is obligated under its Restated Articles of Incorporation and its Amended and Restated Bylaws to indemnify its directors and officers to the fullest extent permitted under applicable law, including the Michigan Business Corporation Act (the “MBCA”), in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which such person is a witness or which is brought again such person in his or her capacity as a director, officer, employee, agent, or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which such person was serving at the request of the Company.

Under Sections 561 through 571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company’s request); and (b) expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company; provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

The MBCA generally requires that the indemnification provided for in (a) and (b) of the preceding paragraph be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit, or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees, or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys’ fees) actually and reasonably incurred, and for judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution, or agreement specifically provides otherwise.

Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Company’s charter documents or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or officer.

The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company (or positions held with another entity at the request of the Company), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Company maintains such insurance on behalf of its directors and officers.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Reference is made to the Exhibit Index which appears on page 5.

Item 9.        Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv) Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number    Document

4.1     Restated Articles of Incorporation, dated October 8, 2018, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K Report dated October 8, 2018.

4.2     Amended and Restated Bylaws, dated April 9, 2019, incorporated by reference to Exhibit 3 of the Registrant’s Form 8-K Report dated April 9, 2019.

4.3     Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, incorporated by reference to Exhibit 4(b) of the Registrant’s Form 10-K Report for the fiscal year ended May 30, 2020, as filed with the SEC on July 28, 2020.

5*     Opinion of Varnum LLP.

10(1)    Herman Miller, Inc. 2020 Long-Term Incentive Plan, incorporated by reference to Appendix I to the Company’s proxy statement filed with the SEC on September 1, 2020, as amended by a proxy supplement filed with the SEC on September 11, 2020.

23.1*    Consent of KPMG LLP.

23.2*    Consent of Varnum LLP (included in Exhibit 5 and incorporated by reference).

24*    Powers of Attorney (included on the signature page to this Registration Statement)
* Filed herewith
(1) Denotes compensatory plan or arrangement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on this 22nd day of December, 2020.

HERMAN MILLER, INC.
(Registrant)
By:	/s/ Jeffrey M. Stutz Jeffrey M. Stutz
Its:	Chief Financial Officer
POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrea R. Owen and Jeffrey M. Stutz, and each of them, as attorney-in-fact and agent, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 22, 2020	/s/ Andrea R. Owen
Andrea R. Owen, President, CEO (Principal Executive Officer), and Director
Date: December 22, 2020	/s/ Jeffrey M. Stutz
Jeffrey M. Stutz, CFO (Principal Financial Officer and Principal Accounting Officer)
Date: December 22, 2020	/s/ Mary Vermeer Andringa
Mary Vermeer Andringa, Director
Date: December 22, 2020	/s/ David A. Brandon
David A. Brandon, Director
Date: December 22, 2020	/s/ Douglas D. French
Douglas D. French, Director
Date: December 22, 2020	/s/ John R. Hoke III
John R. Hoke III, Director
Date: December 22, 2020	/s/ Lisa A. Kro
Lisa A. Kro, Director
Date: December 22, 2020	/s/ Heidi J. Manheimer
Heidi J. Manheimer, Director
Date: December 22, 2020	/s/ Candace S. Matthews
Candace S. Matthews, Director
Date: December 22, 2020	/s/ Michael C. Smith
Michael C. Smith, Director
Date: December 22, 2020	/s/ Michael A. Volkema
Michael A. Volkema, Director